Exhibit 99.6
[JPM Letterhead]
July 23, 2007
     We hereby consent to the (i) use of our opinion letter dated February 20, 2007 to the Board of Directors of XM Satellite Radio Holdings Inc., included as Annex C to the joint proxy statement/prospectus which forms part of the registration statement on Form S-4 (the “Registration Statement”) relating to the proposed merger of XM Satellite Radio Holdings Inc. and Sirius Satellite Radio Inc., and (ii) the references to such opinion in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered in connection with the initial filing of the aforementioned Registration Statement and any amendment thereof. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.
By:	/s/ Marco J. Caggiano
Name: Marco J. Caggiano
Title: Executive Director